                                                                    EXHIBIT 10.2

                              CONSULTING AGREEMENT

         This CONSULTING AGREEMENT (the "Agreement") is made and entered into as of the 31st day of October, 2003, by and between Royal Robbins, Inc., a California corporation (the "Company"), and Dan J. Costa, who resides at 1204 Counterview, Modesto, California ("Consultant").

         A. Douglas C. Vient, as trustee of the Dan J. and Denise L. Costa 1997 Family Trust and as trustee of the Kelsie L. Costa Trust and the Daniel S. Costa Trust (each, a "Seller" and, collectively, the "Sellers"), Royal Robbins, Inc., a California corporation (the "Target"), and Dan J. Costa as Sellers' Agent, and Phoenix Footwear Group, Inc. (the "Buyer") have entered, or contemporaneously with the execution of this Agreement are entering, into a Stock Purchase Agreement (such agreement, together with any and all agreements and instruments to be executed and delivered pursuant thereto and all schedules and exhibits thereto, all as the same may be amended, supplemented or modified from time to time, the "Stock Purchase Agreement"), under which the Sellers have agreed to sell to Buyer and Buyer has agreed to purchase from Seller all of the issued and outstanding shares of capital stock of Target.

         B. Concurrently with the execution and delivery of the Stock Purchase Agreement, the Consultant has executed and delivered to Buyer its Guaranty (the "Guaranty") of the Sellers' obligations under the Stock Purchase Agreement on the terms and conditions set forth therein.

         C. Immediately following the closing of the transactions contemplated by the Stock Purchase Agreement, the Company will be a wholly-owned subsidiary of Buyer.

         D. Prior to closing of the transactions contemplated by the Stock Purchase Agreement, Consultant was employed by the Company.

         E. The Company recognizes that the knowledge of Consultant will be beneficial in maintaining and improving the performance of the Company following the closing of the transactions contemplated by the Stock Purchase Agreement and that Consultant has business expertise that will be beneficial to the Company. Accordingly, it is a condition precedent to Buyer fulfilling its obligations at the closing under the Stock Purchase Agreement that Company and Consultant enter into this Agreement, pursuant to which the Company shall retain Consultant to provide consulting services to the Company. It is also a condition precedent to Buyer fulfilling its obligations at the closing under the Stock Purchase Agreement that Company and Consultant enter into a Non-Competition and Confidentiality Agreement in the form annexed to the Stock Purchase Agreement as an exhibit (the "Non-Competition Agreement").

         NOW, THEREFORE, for and in consideration of the mutual covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

         1. Term and Termination. This Agreement shall become effective the closing of the transactions contemplated by the Stock Purchase Agreement and shall terminate on the earlier of (a) two years and (b) the occurrence of any of the following events:

                  (i) The termination of Consultant's consulting services by the Company for Cause (as defined below);

                  (ii) The termination of Consultant's consulting services by the Company without Cause;

                  (iii) The effective date of a written notice sent by Consultant to the Company stating that Consultant is electing to terminate Consultant's consulting services with the Company as a result of an Involuntary Termination (as defined below);

                  (iv)     The death of Consultant; or

                  (v)      The disability of Consultant.

                  For purposes of this Agreement, the term "DISABILITY" shall mean the inability of Consultant to perform the essential functions of his duties hereunder for a period of ninety (90) days in any three hundred sixty
(360) day period, as determined by an independent medical professional selected by the Company. The Consultant shall be deemed to have a disability if he fails for thirty (30) or more days to submit to an examination by such a medical professional upon the good faith request of the Company

                  If Consultant's consulting services are terminated by the Company without Cause or Consultant terminates his consulting services with the Company as a result of an Involuntary Termination, Consultant will be entitled to receive the following:

                  (A) The Company shall pay Consultant the Monthly Consulting Fee (as defined below) for the month in which Consultant's services are terminated; and

                  (B) The Company shall pay to Consultant in a single lump sum an amount equal to $12,500 times the number of months representing the difference between twenty-four (24) months and the number of months (rounded to the last day of the month during which the services were last rendered) Consultant rendered services to the Company.

                  If Consultant's consulting services with the Company are terminated by the Company for Cause or due to the Consultant's death or disability or the Consultant terminates its consulting services with the Company without Cause, then Consultant shall not be entitled to receive payment of any amounts described in this Section 1, except the Company shall pay Consultant a Monthly Consulting Fee for the month in which Consultant's services are terminated.

         2. Definitions. The following terms referred to in Section 1 above shall have the following meanings:

                  (a) "Cause" for Consultant's termination will exist at any time after the happening of one or more of the following events, in each case as determined in good faith by the Company:

                           (i)      After fifteen (15) days advance written
notice is given to Consultant of any of the following circumstances, if the Consultant shall not have removed such circumstances prior to the end of such fifteen (15) day period (which shall include a statement that the Company intends to terminate this Agreement for cause):

                                    (A)      Consultant's failure to perform his
duties under Section 3(a);

                                    (B)      Consultant's breach of any of his
other covenants herein;

                                    (C)      Consultant's willful misconduct in
the performance of Consultant's duties to the Company where such willful misconduct has resulted in material damage to the Company;

                                    (D)      Consultant's breach or termination
of the Non-Competition Agreement; or

                                    (E)      Consultant's breach of the
Guaranty;

                           (ii)     Consultant's commission of any act of fraud
with respect to Buyer, the Company or any of their respective subsidiaries;

                           (iii)    Consultant's conviction or plea of guilty or
nolo contendre in respect of a felony crime or other crime involving a high degree of moral turpitude; or

                           (iv)     Consultant's misappropriation or
embezzlement of funds from the Company or fraud against the Buyer, Company or any of their respective subsidiaries.

                  (b) "Involuntary Termination" shall mean any termination by Consultant upon the occurrence of any of the following circumstances provided that Consultant shall first give the Company fifteen (15) days advance notice that such circumstances exist and the Company shall not have removed such circumstances prior to the end of such fifteen (15) day period:

                           (i)      the relocation of the Company's offices at
which Consultant is principally employed to a location more than forty (40) miles from such offices and the Company's requirement that Consultant relocate to such new offices; or

                           (ii)     the Company's continuing breach of any
provision of this Agreement.

         3. Consulting. During the term of this Agreement, Consultant will, at the reasonable request of the Company's executive officers, provide consulting services consisting of (a) advice regarding the operations of the Company; (b) introductions and assistance with relationships (including customers, third party manufacturers, purchasing agents and suppliers), products and markets; (c) assistance in implementing the transition following the closing of the transactions contemplated by the Stock Purchase Agreement; and (d) such other duties consistent with the foregoing as the Company's President and Chief Executive Officer may reasonably request from time to time. The Company acknowledges that Consultant may be employed by or a consultant to 5.11, Inc., Pelandale Development, LLC, Invigour8 Ltd. or Mallards, Inc., or its respective subsidiaries or successors in interest so long as such employment or engagement does not breach the Non-Competition Agreement.

         4. Consideration. As consideration for Consultant's services and other obligations, the Company agrees to pay Consultant at the rate of $12,500 per month, payable on the last business day of the month during which the services were rendered (the "Monthly Consulting Fee"). The consideration set forth in Section 4 will be the sole compensation payable to Consultant for consulting services and no additional compensation or fee will be payable by the Company to Consultant by reason of any benefit gained by the Company directly or indirectly through Consultant's consulting efforts hereunder, nor shall the Company be liable in any way for any additional compensation or fee for consulting services unless the Company shall have expressly agreed thereto in writing.

         5. Support. The Company will provide Consultant with such support facilities and space as may be required in the Company's judgment to enable Consultant to properly perform his services hereunder.

         6. Expenses. Consultant will be reimbursed for reasonable travel and other out-of-pocket expenses incurred by it in connection with Consultant's services under this Agreement, provided that Consultant complies with the Buyer's expense reimbursement policy. Such reimbursements will be paid in accordance with Buyer's reimbursement policy.

         7. Independent Contractor. Consultant's relationship with the Company will be that of an independent contractor and not that of an employee. Consultant will not be eligible for any employee benefits, nor will the Company make deductions from payments made to Consultant for taxes, which will be Consultant's responsibility. Consultant agrees to indemnify and hold the Company harmless from any liability for, or assessment of, any such taxes imposed on the Company by relevant taxing authorities.

         8. Confidentiality. In addition to his obligation under the Non-Competition Agreement, but subject to the exceptions set forth therein, Consultant shall keep in confidence and shall not disclose or make available to third parties or make any use of any information or documents relating to Consultant's services under this Agreement, the research and development activities, or to the products, methods of manufacture, trade secrets, processes, business or affairs or confidential or proprietary information of the Company (other than information in the public domain through no fault of Consultant), except with the prior written consent of the Company or to the extent necessary in performing tasks assigned to Consultant by the Company. Within five (5) business days of termination of this Agreement, Consultant will return to the Company all documents and other materials related to the services provided hereunder or furnished to Consultant by the Company at any time. Consultant's obligations under this Paragraph 9 will survive termination of this Agreement.

         9. Amendment. Any amendment to this Agreement must be in writing signed by Consultant and the Company.

         10. Notices. All notices, requests and other communications called for by this Agreement shall be deemed to have been given if made in writing and personally delivered or mailed, postage prepaid, if to Consultant at the address set forth above and if to the Company at 5759 Fleet Street, Suite 220, Carlsbad, California 92008, Attention: Chief Executive Officer, or to such other addresses as either party shall specify to the other.

         11. Governing Law. The laws of the State of Delaware, without reference to conflict principles, shall govern the validity, performance and construction of this Agreement.

         12. Prior Agreements. This Agreement supersedes all other agreements between Consultant and the Company with regard to the terms of Consultant's service as a consultant to the Company on and after the closing under the Stock Purchase Agreement.

         IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

                                             ROYAL ROBBINS, INC.

                                             By: /s/ Francisco Morales
                                                 -------------------------------
                                             Name:  Francisco Morales
                                             Title: President

                                             /s/ Dan J. Costa
                                             -----------------------------------
                                             Dan J. Costa